For information contact:
Investors:   Rick Wadsworth, MDSI Mobile Data Solutions Inc., 519 729 7998 or ir@mdsi.ca
Media:  Neena Rahemtulla, MDSI Mobile Data Solutions Inc., 604-207-6114 or pr@mdsi.ca

NEWS RELEASE

MDSI to be Acquired by Vista Equity Partners

Richmond, B.C. (July 29, 2005) – MDSI Mobile Data Solutions Inc. (NASDAQ:MDSI)(TSX: MMD) has entered into an Arrangement Agreement (the “Agreement”) to be acquired by an investment vehicle managed by Vista Equity Partners (“Vista”), a private equity investment firm based in San Francisco, CA. Under the Agreement, Vista will acquire all of the outstanding shares of MDSI for US$8.00 cash per share. In addition, holders of outstanding options to acquire shares of MDSI shall be entitled to receive the difference between the US$8.00 and the exercise price for such options. The purchase price represents a premium of approximately 60% to the trailing 10-day average closing price for the Company’s shares on the NASDAQ market, and values MDSI at approximately US$70 million. The transaction will be carried out pursuant to a Plan of Arrangement under section 192 of the Canada Business Corporations Act.

MDSI’s Board of Directors has approved the Agreement and recommends that shareholders vote in favour of it. The Company plans to hold a Special General Meeting of shareholders on or about September 15, 2005. Approval of the Plan of Arrangement by two-thirds of MDSI’s shareholders attending the meeting will be required in order for the transaction to proceed. MDSI’s Board has retained CIBC World Markets Inc. to act as its financial advisor with respect to the proposed transaction. CIBC has delivered to the Board its fairness opinion stating that the transaction is fair, from a financial point of view, to the shareholders of MDSI. The Company expects to mail the proxy circular to its shareholders on or about August 25, 2005.

The Plan of Arrangement also requires approval by the Supreme Court of British Columbia. If such approval is granted, MDSI expects the transaction to close on or about September 22, 2005, and the Company will then apply to have its common shares delisted from both the NASDAQ and TSX markets.

Erik Dysthe, MDSI’s President, Chief Executive Officer and Chairman, who has agreed to vote his shares (representing approximately 3.9% of outstanding shares, on a fully-diluted basis) in favour of the transaction, stated, “Given the premium being offered by Vista, we think that this is an attractive transaction for our shareholders. Moreover, Vista will be able to help us continue our product plans, grow internationally, and expand into additional vertical markets. MDSI’s business generates cash, and with the additional financial backing of Vista, we will continue to have access to all the capital we need while avoiding the substantial costs associated with being listed on two stock exchanges. We can channel the expected savings into initiatives that are more strategic to MDSI and its customers.”

According to Robert Smith, Managing Principal of Vista Equity Partners, “We are long-term investors in technology companies that are committed to becoming or remaining leaders in their markets. We have found a great match in MDSI—a company with strong management, an impressive customer base, vertical market expertise, and a long-standing reputation for being the leader in mobile workforce management solutions. We look forward to helping MDSI execute its business strategies in whatever way we can.”

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The Agreement includes customary covenants on the part of MDSI including those relating to the payment of a termination fee and non-solicitation of any alternative transaction.

Vista Equity Partners was advised on the transaction by SVB Alliant.

About Vista Equity Partners
Vista Equity Partners currently invests $1 billion in capital committed to dynamic, successful technology-based organizations led by world-class management teams with long-term perspective. Vista is a value-added investor, contributing professional expertise and multi-level support toward companies realizing their full potential. Vista’s investment approach is anchored by a sizable long-term capital base, experience in structuring technology-oriented transactions, and proven management techniques that yield flexibility and opportunity in private equity investing. For more information, visit www.vistaequitypartners.com.

About MDSI
MDSI is the largest, most successful and experienced provider of mobile workforce management software in the world. MDSI’s software improves customer service and relationships and reduces operating costs by allowing companies to manage field resources more effectively. Headquartered in Richmond, BC, Canada, MDSI was founded in 1993 and has approximately 325 employees. The company has operations and support offices in the United States, Canada, Europe, and Australia. MDSI services approximately 100 customers and has licensed more than 80,000 field service users around the world. MDSI is a public company traded on the Toronto Stock Exchange (MMD) and on NASDAQ (MDSI). http://www.mdsi.ca

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This press release contains forward-looking statements that involve risks and uncertainties concerning the proposed acquisition by Vista of MDSI. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. Potential risks and uncertainties include, but are not limited to, the possibility that the transaction will not close due to the failure of one or more of the conditions to closing to be satisfied; the risk that the closing may be delayed; and other risks and uncertainties detailed in MDSI’s most recent Annual Report on Form 10-K and quarterly report on Form 10-Q filed with the Securities and Exchange Commission. MDSI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.